Exhibit 99.1

TESORO UPDATES EXECUTIVE RESPONSIBILITIES

SAN ANTONIO - August 24, 2016 - Tesoro Corporation (NYSE:TSO) today announced updates to its executive responsibilities.

•	Keith Casey, EVP, Operations, will become EVP, Marketing & Commercial, responsible for increasing value capture across all commercial activities within the Company.

•	CJ Warner, EVP, Strategy & Business Development, will become EVP, Operations, responsible for driving operating efficiency and effectiveness across Tesoro’s refining and logistics operations.

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In addition to his current responsibilities, Steven Sterin, EVP, Chief Financial Officer, will become EVP, Chief Financial Officer & Corporate Development, also assuming corporate development in support of the Company’s growth plans.

“Tesoro has achieved excellent results over the past several years through focus on and commitment to our strategic priorities. Today, we are announcing changes that will further strengthen our ability to deliver industry leading returns through our integrated value chain business model, drive operational efficiency and effectiveness, and execute our value-driven growth and business development opportunities. These changes will drive increased responsibility and collaboration across the business, leading to improved profitability,” said Greg Goff, Chairman, President and Chief Executive Officer of Tesoro Corporation.

ABOUT TESORO CORPORATION
Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of over 895,000 barrels per day and ownership in a logistics business, which includes an interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,400 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline™, Rebel™ and Tesoro® brands.

This press release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to, among other things: the ability of these changes in executive responsibilities to further strengthen our ability to deliver industry leading returns through our integrated value chain business model, drive operational efficiency and effectiveness, and execute our value-driven growth and business development opportunities, as well as the expectation that these changes will drive increased responsibility and collaboration across the business, leading to improved profitability. For more information concerning factors that could affect these statements, see the respective annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K for Tesoro Corporation and Tesoro Logistics LP, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

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